Investors: Abhey Lamba, 415-547-3502
abhey.lamba@autodesk.com

Press:    Stacy Doyle, 971-238-5722
stacy.doyle@autodesk.com

AUTODESK REPORTS STRONG FOURTH QUARTER RESULTS LED BY
ANNUALIZED RECURRING REVENUE (ARR)
Over $1 billion in billings
Free cash flow accelerates to nearly $300 million

SAN RAFAEL, Calif., FEBRUARY 28, 2019-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter of fiscal 2019.

Fourth Quarter Fiscal 2019

•
Total ARR was $2.75 billion, an increase of 34 percent compared to the fourth quarter last year as reported, and 32 percent on a constant currency basis. Included in total ARR is a $27 million contribution from the fourth quarter acquisitions, or 1 percentage point of the increase. Under the prior revenue accounting standard, ASC 605, total ARR was $2.72 billion, an increase of 32 percent compared to the fourth quarter last year.

•
Subscription plan ARR was $2.20 billion, an increase of 87 percent compared to the fourth quarter last year as reported, and 85 percent on a constant currency basis. Included in subscription plan ARR is a $27 million contribution from the fourth quarter acquisitions, or 2 percentage points of the increase. Under ASC 605, subscription plan ARR was $2.16 billion, an increase of 84 percent compared to the fourth quarter last year.

•
Total subscriptions increased 252,000 from the third quarter of fiscal 2019 to 4.33 million at the end of the fourth quarter. Included in subscription additions this quarter is a 127,000 contribution from the fourth quarter acquisitions.

•
Subscription plan subscriptions increased 418,000 from the third quarter of fiscal 2019 to 3.53 million at the end of the fourth quarter. Subscription plan subscriptions benefited from 110,000 maintenance subscribers that converted to product subscription under the maintenance-to-subscription program. Included in subscription plan subscriptions is a 127,000 contribution from the fourth quarter acquisitions.

•
Deferred revenue was $2.09 billion, an increase of 7 percent compared to the fourth quarter last year. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.68 billion, an increase of approximately 18 percent compared to the fourth quarter last year. Included in deferred revenue was a $36 million contribution from the fourth quarter acquisitions, or 2 percentage points of the year-over-year increase. Included in total deferred revenue was a $97 million contribution from the fourth quarter acquisitions, or 4 percentage points of the year-over-year increase. Under ASC 605, total deferred revenue was $2.76 billion, an increase of approximately 21 percent compared to the fourth quarter last year.

•
Revenue was $737 million, an increase of 33 percent compared to the fourth quarter last year as reported, and 31 percent on a constant currency basis. Included in revenue was a $7 million contribution from the fourth quarter acquisitions, or 1 percentage point of the increase. Under ASC 605, revenue was $713 million, an increase of 29 percent compared to the fourth quarter last year.

•
Billings were $1.04 billion, an increase of 39 percent compared to the fourth quarter last year. Billings includes $43 million from the fourth quarter acquisitions, accounting for 6 percentage points of the increase. Under ASC 605, billings were $1.05 billion, an increase of 41 percent compared to the fourth quarter last year.

•
Total GAAP spend (cost of revenue plus operating expenses) was $697 million, a decrease of 5 percent compared to the fourth quarter last year. Absent ASC 340, total GAAP spend was $710 million, a decrease of 3 percent compared to the fourth quarter last year.

•
Total non-GAAP spend was $598 million, an increase of 5 percent compared to the fourth quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. Absent ASC 340, total non-GAAP spend was $611 million, an increase of 7 percent compared to the fourth quarter last year.

•	GAAP diluted net income per share was $0.29, compared to GAAP diluted net loss per share of $(0.79) in the fourth quarter last year.

•	Non-GAAP diluted net income per share was $0.46, compared to non-GAAP diluted net loss per share of $(0.09) in the fourth quarter last year.

•
Cash flow from operating activities was $312 million, an increase of $232 million compared to the fourth quarter last year. Free cash flow was $294 million, an increase of $226 million compared to the fourth quarter last year.

"We achieved multiple milestones in fiscal 2019 and are entering fiscal 2020 with strong momentum," said Andrew Anagnost, Autodesk president and CEO. "With less than 20 percent of our revenues coming from maintenance, we are effectively finished with our business model transition and now look forward to executing on our multi-year growth strategy.  Our core design offerings and cloud-based solutions for construction, manufacturing and production are benefiting our customers as they undergo their own digital transformations, which offers an ongoing tailwind to our business. We are particularly excited about entering the new fiscal year with an unrivaled portfolio of cloud-based solutions for construction."

"With over $300 million in free cash flow for the year, we delivered well above our target and are demonstrating the cash generating power of our model," said Scott Herren, Autodesk CFO. "Fiscal 2019 was a year of solid execution as we accomplished multiple financial milestones that have positioned us well to keep driving growth in fiscal 2020 and beyond.  We're exiting the business model transition with a much more predictable business at 95 percent recurring revenue and feel confident about our free cash flow goal for fiscal 2020."

For definitions, please view the Glossary of Terms later in this document.

Fourth Quarter Operational Overview

Total ARR for the fourth quarter increased 34 percent to $2.75 billion compared to the fourth quarter last year as reported, and 32 percent on a constant currency basis. Subscription plan ARR was $2.20 billion, an increase of 87 percent compared to the fourth quarter last year as reported, and 85 percent on a constant currency basis. Subscription plan ARR includes $470 million related to the maintenance-to-subscription program. Included in total ARR and subscription plan ARR is a $27 million contribution from the fourth quarter acquisitions. Maintenance plan ARR was $549 million, a decrease of 38 percent compared to the fourth quarter last year as reported, and 39 percent on a constant currency basis.

Total subscriptions were 4.33 million, a net increase of 252,000 from the third quarter of fiscal 2019. Subscription plan subscriptions (product, EBA, and cloud) were 3.53 million, a net increase of 418,000 from the third quarter of fiscal 2019, led by new product subscriptions and 110,000 product subscriptions that migrated from maintenance plan subscriptions. Included in total subscription additions and subscription plan additions this quarter is a 127,000 contribution from the fourth quarter acquisitions. Maintenance plan subscriptions were 796,000, a net decrease of 166,000 from the third quarter of fiscal 2019, which includes the 110,000 that migrated to product subscription.

Total recurring revenue in the fourth quarter was 93 percent of total revenue, consistent with the fourth quarter last year.

Revenue in the Americas was $300 million, an increase of 29 percent compared to the fourth quarter last year. Revenue in EMEA was $299 million, an increase of 35 percent compared to the fourth quarter last year as reported, and 31 percent on a constant currency basis. Revenue in APAC was $138 million, an increase of 38 percent compared to the fourth quarter last year as reported, and on a constant currency basis.

Financial Highlights for Fiscal 2019*

•	Total ARR increased 34 percent as reported, and 32 percent on a constant currency basis.

◦	Included in total ARR is a $27 million contribution from the fourth quarter acquisitions, or 1 percentage point of the increase.

•	Total ARPS increased 15 percent to $635.

◦	Included in total ARPS is the negative impact of $13 from the fourth quarter acquisitions, or negative 2 percentage points of the increase.

•	Billings increased 22 percent to $2.71 billion.

◦	Billings includes a $43 million contribution from the fourth quarter acquisitions, or 2 percentage points of the increase.

•	Total revenue increased 25 percent to a record $2.57 billion.

◦	Total revenue includes a $7 million contribution from the fourth quarter acquisitions, and had no impact on the growth percentage.

•	Migrated 452,000 maintenance customers to subscription.

•	Reached milestone of over 4 million active subscriptions.

•	Total deferred revenue increased 18 percent to $2.68 billion.

◦	Total deferred revenue includes a $97 million contribution from the fourth quarter acquisitions, or 4 percentage points of the increase.

•	Free cash flow increased to $310 million, compared to $(50) million in fiscal 2018.

•	Recurring revenue increased to 95 percent, compared to 92 percent at the end of fiscal 2018.

*All numbers are compared to fiscal 2018. Starting in the first quarter of fiscal 2020, Autodesk will discontinue quarterly reporting of subscriptions and ARPS.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2020 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2020 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

First Quarter Fiscal 2020

Q1 FY20 Guidance Metrics	Q1 FY20 (ending April 30, 2019)
Revenue (in millions)	$735 - $745
EPS GAAP	$0.06 - $0.10
EPS non-GAAP (1)	$0.44 - $0.48
_______________
(1) Non-GAAP earnings per diluted share excludes $0.34 related to stock-based compensation expense, $0.07 for the amortization of acquisition-related intangibles, $0.04 for acquisition related costs, and ($0.07) related to GAAP-only tax charges.

Full Year Fiscal 2020

FY20 Guidance Metrics	FY20 (ending January 31, 2020)
Total ARR (in millions)	$3,500 - $3,550 Up 27% - 29%
Billings (in millions)	$4,050 - $4,150 Up 50% - 53%
Revenue (in millions) (1)	$3,250 - $3,300 Up 26% - 28%
GAAP spend growth (cost of revenue + operating expenses)	Approx. 10%
Non-GAAP spend growth (cost of revenue + operating expenses) (2)	Approx. 9%
EPS GAAP	$1.12 - $1.31
EPS non-GAAP (3)	$2.71 - $2.90
Free cash flow	Approx. $1.35 billion
_______________

(1) We do not expect foreign currency exchange rates or hedge gains/losses to materially impact our revenue guidance.
(2) Non-GAAP spend excludes $310 million related to stock-based compensation expense, $64 million for the amortization of acquisition-related intangibles, and $31 million for acquisition related costs.
(3) Non-GAAP earnings per diluted share excludes $1.39 related to stock-based compensation expense, $0.28 for the amortization of acquisition-related intangibles, $0.13 related to acquisition related costs, and ($0.21) related to GAAP-only tax charges.

Tax Rates and Foreign Currency Hedging
The first quarter and full year fiscal 2020 outlook assume a projected annual effective tax rate of 25 percent and 18 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings.

The majority of the Euro, Yen, British pound and Australian dollar denominated billings for our first quarter fiscal 2020 have been hedged.  This hedging, along with deferred revenue locked-in through prior period billings hedges, will reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected Euro, Yen, British pound and Australian dollar denominated billings for the remainder of fiscal 2020 have been hedged.  The closer to the current time period, the more we are hedged.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk's website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 p.m. ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core Business: Represents the combination of maintenance, product, and EBA.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other revenue also includes software license revenue from the sale of products which do not incorporate substantial cloud services and is recognized up front.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from product subscriptions, cloud service offerings, and EBAs.

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and EBAs, subscriptions represent the monthly average activity reported within the last three months of the fiscal quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding ARR growth acceleration, other statements about our short-term and long-term goals and targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS, ARR and free cash flow, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new markets; failure to maintain cost reductions or otherwise control our expenses; failure to continue to innovate to meet competitive offerings;
difficulty in predicting revenue from new businesses; general market, political, economic, and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarters ended April 30, 2018, July 31, 2018, and October 31, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2019 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2019	2018	2019	2018
	(Unaudited)
Net revenue:
Subscription	$550.0	$293.7	$1,802.3	$894.3
Maintenance	137.4	219.8	635.1	989.6
Total subscription and maintenance revenue	687.4	513.5	2,437.4	1,883.9
Other	49.9	40.3	132.4	172.7
Total net revenue	737.3	553.8	2,569.8	2,056.6
Cost of revenue:
Cost of subscription and maintenance revenue	56.7	52.8	216.0	214.4
Cost of other revenue	15.4	16.6	54.4	72.6
Amortization of developed technology	4.9	3.7	15.5	16.4
Total cost of revenue	77.0	73.1	285.9	303.4
Gross profit	660.3	480.7	2,283.9	1,753.2
Operating expenses:
Marketing and sales	320.8	301.5	1,183.9	1,087.3
Research and development	190.4	182.2	725.0	755.5
General and administrative	100.7	80.1	340.1	305.2
Amortization of purchased intangibles	6.2	4.9	18.0	20.2
Restructuring and other exit costs, net	1.9	93.9	41.9	94.1
Total operating expenses	620.0	662.6	2,308.9	2,262.3
Income (loss) from operations	40.3	(181.9)	(25.0)	(509.1)
Interest and other expense, net	(7.3)	(16.4)	(17.7)	(48.2)
Income (loss) before income taxes	33.0	(198.3)	(42.7)	(557.3)
Benefit (provision) for income taxes	31.7	24.8	(38.1)	(9.6)
Net income (loss)	$64.7	$(173.5)	$(80.8)	$(566.9)
Basic net income (loss) per share	$0.30	$(0.79)	$(0.37)	$(2.58)
Diluted net income (loss) per share	$0.29	$(0.79)	$(0.37)	$(2.58)
Weighted average shares used in computing basic net income (loss) per share	219.2	219.1	218.9	219.5
Weighted average shares used in computing diluted net income (loss) per share	221.3	219.1	218.9	219.5

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31, 2019	January 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$886.0	$1,078.0
Marketable securities	67.6	245.2
Accounts receivable, net	474.3	438.2
Prepaid expenses and other current assets	192.1	116.5
Total current assets	1,620.0	1,877.9
Marketable securities	—	190.8
Computer equipment, software, furniture, and leasehold improvements, net	149.7	145.0
Developed technologies, net	105.6	27.1
Goodwill	2,450.8	1,620.2
Deferred income taxes, net	65.3	81.7
Other assets	337.8	170.9
Total assets	$4,729.2	$4,113.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$101.6	$94.7
Accrued compensation	280.8	250.9
Accrued income taxes	13.2	28.0
Deferred revenue	1,763.3	1,551.6
Other accrued liabilities	142.3	198.0
Total current liabilities	2,301.2	2,123.2
Long-term deferred revenue	328.1	403.5
Long-term income taxes payable	21.5	41.6
Long-term deferred income taxes	79.8	66.6
Long-term notes payable, net	2,087.7	1,586.0
Other liabilities	121.8	148.7
Stockholders’ deficit:
Common stock and additional paid-in capital	2,071.5	1,952.7
Accumulated other comprehensive loss	(135.0)	(123.8)
Accumulated deficit	(2,147.4)	(2,084.9)
Total stockholders’ deficit	(210.9)	(256.0)
Total liabilities and stockholders' deficit	$4,729.2	$4,113.6

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Fiscal Year Ended January 31,
	2019	2018
	(Unaudited)
Operating activities:
Net loss	$(80.8)	$(566.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	95.2	108.4
Stock-based compensation expense	249.5	261.4
Deferred income taxes	(6.8)	(39.1)
Restructuring and other exit costs, net	31.7	94.1
Other operating activities	2.2	7.3
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(25.4)	13.3
Prepaid expenses and other current assets	7.5	(9.9)
Accounts payable and accrued liabilities	(58.5)	(13.9)
Deferred revenue	197.0	168.3
Accrued income taxes	(34.5)	(22.1)
Net cash provided by operating activities	377.1	0.9
Investing activities:
Purchases of marketable securities	(138.2)	(514.0)
Sales of marketable securities	319.6	489.0
Maturities of marketable securities	211.4	594.3
Acquisitions, net of cash acquired	(1,040.2)	—
Capital Expenditures	(67.0)	(50.7)
Other investing activities	4.0	(12.2)
Net cash (used in) provided by investing activities	(710.4)	506.4
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	90.9	94.4
Taxes paid related to net share settlement of equity awards	(143.4)	(143.1)
Repurchase and retirement of common stock	(293.5)	(699.0)
Proceeds from debt, net of discount	500.0	496.9
Repayment of debt	—	(400.0)
Other financing activities	(2.1)	(5.8)
Net cash provided by (used in) financing activities	151.9	(656.6)
Effect of exchange rate changes on cash and cash equivalents	(10.6)	14.2
Net decrease in cash and cash equivalents	(192.0)	(135.1)
Cash and cash equivalents at beginning of the period	1,078.0	1,213.1
Cash and cash equivalents at end of the period	$886.0	$1,078.0

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, non-GAAP diluted shares used in per share calculation and free cash flow. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring charges and other facility exit costs, acquisition related costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

GAAP cost of maintenance and subscription revenue	$56.7	$52.8	$216.0	$214.4
Stock-based compensation expense	(3.7)	(3.4)	(13.1)	(11.9)
Non-GAAP cost of maintenance and subscription revenue	$53.0	$49.4	$202.9	$202.5

GAAP cost of license and other revenue	$15.4	$16.6	$54.4	$72.6
Stock-based compensation expense	(1.5)	(0.9)	(4.5)	(4.0)
Non-GAAP cost of license and other revenue	$13.9	$15.7	$49.9	$68.6

GAAP amortization of developed technology	$4.9	$3.7	$15.5	$16.4
Amortization of developed technology	(4.9)	(3.7)	(15.5)	(16.4)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$660.3	$480.7	$2,283.9	$1,753.2
Stock-based compensation expense	5.2	4.3	17.6	15.9
Amortization of developed technology	4.9	3.7	15.5	16.4
Non-GAAP gross profit	$670.4	$488.7	$2,317.0	$1,785.5

GAAP marketing and sales	$320.8	$301.5	$1,183.9	$1,087.3
Stock-based compensation expense	(31.7)	(27.2)	(109.4)	(107.3)
Non-GAAP marketing and sales	$289.1	$274.3	$1,074.5	$980.0

GAAP research and development	$190.4	$182.2	$725.0	$755.5
Stock-based compensation expense	(25.4)	(21.2)	(82.5)	(82.9)
Non-GAAP research and development	$165.0	$161.0	$642.5	$672.6

GAAP general and administrative	$100.7	$80.1	$340.1	$305.2
Stock-based compensation expense	(11.7)	(9.4)	(40.0)	(38.9)
CEO transition costs (1)	—	0.2	0.1	(21.4)
Acquisition related costs	(11.9)	—	(16.2)	—
Non-GAAP general and administrative	$77.1	$70.9	$284.0	$244.9

GAAP amortization of purchased intangibles	$6.2	$4.9	$18.0	$20.2
Amortization of purchased intangibles	(6.2)	(4.9)	(18.0)	(20.2)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$1.9	$93.9	$41.9	$94.1
Restructuring and other exit costs, net	(1.9)	(93.9)	(41.9)	(94.1)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$620.0	$662.6	$2,308.9	$2,262.3
Stock-based compensation expense	(68.8)	(57.8)	(231.9)	(229.1)
Amortization of purchased intangibles	(6.2)	(4.9)	(18.0)	(20.2)
CEO transition costs (1)	—	0.2	0.1	(21.4)
Acquisition related costs	(11.9)	—	(16.2)	—
Restructuring and other exit costs, net	(1.9)	(93.9)	(41.9)	(94.1)
Non-GAAP operating expenses	$531.2	$506.2	$2,001.0	$1,897.5

GAAP Spend	$697.0	$735.7	$2,594.8	$2,565.7
Stock-based compensation expense	(74.0)	(62.1)	(249.5)	(245.0)
Amortization of developed technology	(4.9)	(3.7)	(15.5)	(16.4)
Amortization of purchased intangibles	(6.2)	(4.9)	(18.0)	(20.2)
CEO transition costs (1)	—	0.2	0.1	(21.4)
Acquisition related costs	(11.9)	—	(16.2)	—
Restructuring and other exit costs, net	(1.9)	(93.9)	(41.9)	(94.1)
Non-GAAP Spend	$598.1	$571.3	$2,253.8	$2,168.6

GAAP income (loss) from operations	$40.3	$(181.9)	$(25.0)	$(509.1)
Stock-based compensation expense	74.0	62.1	249.5	245.0
Amortization of developed technology	4.9	3.7	15.5	16.4
Amortization of purchased intangibles	6.2	4.9	18.0	20.2
CEO transition costs (1)	—	(0.2)	(0.1)	21.4
Acquisition related costs	11.9	—	16.2	—
Restructuring and other exit costs, net	1.9	93.9	41.9	94.1
Non-GAAP income (loss) from operations	$139.2	$(17.5)	$316.0	$(112.0)

GAAP interest and other expense, net	$(7.3)	$(16.4)	$(17.7)	$(48.2)
(Gain) loss on strategic investments and dispositions	(3.0)	7.0	(12.5)	16.5
Restructuring and other exit costs, net	(4.7)	—	(10.2)	—
Non-GAAP interest and other expense, net	$(15.0)	$(9.4)	$(40.4)	$(31.7)

GAAP benefit (provision) for income taxes	$31.7	$24.8	$(38.1)	$(9.6)
Discrete GAAP tax items	(19.1)	(10.5)	(31.4)	(20.7)
Income tax effect of non-GAAP adjustments	(36.1)	(7.3)	17.2	67.7
Non-GAAP (provision) benefit for income tax	$(23.5)	$7.0	$(52.3)	$37.4

GAAP net income (loss)	$64.7	$(173.5)	$(80.8)	$(566.9)
Stock-based compensation expense	74.0	62.1	249.5	245.0
Amortization of developed technology	4.9	3.7	15.5	16.4
Amortization of purchased intangibles	6.2	4.9	18.0	20.2
CEO transition costs (1)	—	(0.2)	(0.1)	21.4
Acquisition related costs	11.9	—	16.2	—
Restructuring and other exit costs, net	(2.8)	93.9	31.7	94.1
(Gain) loss on strategic investments and dispositions	(3.0)	7.0	(12.5)	16.5
Discrete GAAP tax items	(19.1)	(10.5)	(31.4)	(20.7)
Income tax effect of non-GAAP adjustments	(36.1)	(7.3)	17.2	67.7
Non-GAAP net income (loss)	$100.7	$(19.9)	$223.3	$(106.3)

GAAP diluted net income (loss) per share (2)	$0.29	$(0.79)	$(0.37)	$(2.58)
Stock-based compensation expense	0.33	0.28	1.12	1.11
Amortization of developed technology	0.02	0.02	0.08	0.08
Amortization of purchased intangibles	0.03	0.02	0.08	0.09
CEO transition costs (1)	—	—	—	0.09
Acquisition related costs	0.05	—	0.07	—
Restructuring and other exit costs, net	(0.01)	0.43	0.14	0.43
(Gain) loss on strategic investments and dispositions	(0.01)	0.03	(0.05)	0.08
Discrete GAAP tax items	(0.08)	(0.05)	(0.14)	(0.09)
Income tax effect of non-GAAP adjustments	(0.16)	(0.03)	0.08	0.31
Non-GAAP diluted net income (loss) per share (2)	$0.46	$(0.09)	$1.01	$(0.48)

GAAP diluted shares used in per share calculation	221.3	219.1	218.9	219.5
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	3.1	—
Non-GAAP diluted weighted average shares used in per share calculation	221.3	219.1	222.0	219.5

Cash flow from operating activities	$311.5	$79.3	$377.1	$0.9
Capital expenditures	17.6	11.4	67.0	50.7
Free cash flow	$293.9	$67.9	$310.1	$(49.8)
____________________

(1)
CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the three months and fiscal year ended January 31, 2018, respectively. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)
Net income (loss) per share were computed independently for each of the periods presented; therefore the sum of the net income (loss) per share amount for the quarters may not equal the total for the year.